Exhibit 3.2

COLE CREDIT PROPERTY TRUST V, INC.
ARTICLES SUPPLEMENTARY

Cole Credit Property Trust V, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 245,000,000 authorized but unissued shares of Class A common stock, $0.01 par value per share, of the Corporation (the “Class A Common Shares”) as shares of Class T common stock, $0.01 par value per share, of the Corporation (the “Class T Common Shares”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of Class A Common Shares and Class T Common Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 245,000,000 and 245,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Shares

(1)    Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)    Dealer Manager Fee. The term “Dealer Manager Fee” shall mean the dealer manager fee payable to the Dealer Manager in connection with the sale of Shares, as described in the Corporation’s most recent Prospectus for an offering of such Shares.

(b)    Distribution and Stockholder Servicing Fee. The term “Distribution and Stockholder Servicing Fee” shall mean the distribution and stockholder servicing fee on the Class T Common Shares payable to the Dealer Manager and to be re-allowed to Soliciting Dealers, as described in the Corporation’s most recent Prospectus for an offering of Class T Common Shares, if any (or, if the Corporation is not then engaged in an offering of Class T Common Shares, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

(c)    Net Asset Value Per Class T Common Share. The term “Net Asset Value Per Class T Common Share” shall mean the net asset value of the Corporation allocable to the Class T Common Shares, determined as described in the Corporation’s most recent Prospectus for an offering of Class T Common Shares, if any (or, if the Corporation is not then engaged in an offering of Class T Common Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding Class T Common Shares.
(2)    Treatment as Class A Common Shares. Except as set forth in Sections 3, 4 and 5 below, the Class T Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares and all provisions of the Charter applicable to the Class A Common Shares, including, without limitation, the provisions of Articles V and VI, shall apply to the Class T Common Shares.

(3)    Rights Upon Liquidation. The holder of each Class T Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Class T Common Share.

(4)    Distributions. The per share amount of any distribution on the Class T Common Shares in relation to the per share amount of any distribution on the Class A Common Shares shall be determined as described in the Corporation’s most recent Prospectus for an offering of Class T Common Shares, if any (or, if the Corporation is not then engaged in an offering of Class T Common Shares, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

(5)    Fees and Commission. Each Class T Common Share (other than a Class T Common Share sold pursuant to a Reinvestment Plan) shall be subject to a Selling Commission and a Dealer Manager Fee as described in the Corporation’s most recent Prospectus for an offering of Class T Common Shares, if any. Each Class T Common Share (other than a Class T Common Share sold pursuant to a Reinvestment Plan) shall be subject to a Distribution and Stockholder Servicing Fee as described in the Corporation’s most recent Prospectus for an offering of Class T Common Shares, if any (or, if the Corporation is not then engaged in an offering of Class T Common Shares, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

SECOND: A description of the Class A Common Shares is contained in the Charter.

THIRD: The Class T Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 4th day of March, 2016.

ATTEST:		COLE CREDIT PROPERTY TRUST V, INC.

	/s/ Simon J. Misselbrook	By:	/s/ Glenn J. Rufrano
Name:	Simon J. Misselbrook	Name:	Glenn J. Rufrano
Title:	Chief Financial Officer and Treasurer	Title:	Chief Executive Officer and President

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